Exhibit 16.1

AWC LLP

CERTIFIED PUBLIC ACCOUNTANTS

139 Fulton Street, Suite 818B

New York, NY 10038

Tel: (212) 226 9088

Fax: (212) 437 2193

May 6, 2016

Office of the Chief Accountant

Securities and Exchange Commission

100 Fifth Street N.E.

Washington, DC 20549

Re: Looksmart Group, Inc.

Commission File Number 000-26357

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made regarding our firm by Looksmart Group, Inc. (the “Company”) in Item 4.01 of its Form 8-K dated May 6, 2016, captioned "Changes in Registrant's Certifying Accountant." We have no basis on which to agree or disagree with any other statements of the Company made under Item 4.01on Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ AWC LLP

AWC LLP